UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 4, 2007 (June 1, 2007)

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-15253	43-1804048
(State or other jurisdiction	(Commission file	(IRS Employer
of incorporation)	number)	Identification Number)

151 DETROIT STREET
DENVER, COLORADO 80206
(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code
(303) 691-3905

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 1, 2007, Janus Capital Group Inc. (“Janus” or “Company”) amended its existing three-year $200 million revolving credit facility (the “Facility”) with Citibank, N.A., as administrative agent and swingline lender, and JPMorgan Chase Bank, N.A., as syndication agent for the lenders.  Under the amended Facility, the bank syndicate’s commitment has been increased from $200 million to $350 million and the maturity date has been extended from October 19, 2008 to June 1, 2012.

The Facility is available for working capital and general corporate purposes as set forth therein, which may include acquisitions and stock repurchases.  The drawn costs and the fees related to the Facility fluctuate based on our long-term senior unsecured non-credit-enhanced debt ratings and are further described in the Five-Year Competitive Advance and Revolving Credit Facility Agreement attached hereto as Exhibit 10.1 which is hereby incorporated by reference.  Our obligations under the Facility are guaranteed by our subsidiary, Janus Capital Management LLC.

The Facility contains financial and other covenants, including, but not limited to, limitations on the ability of the Company and its subsidiaries to incur debt or liens, covenants regarding the maintenance of a leverage ratio and an interest coverage ratio.  A violation of these covenants could result in a default under the Facility which would permit the participating banks to restrict our ability to access the Facility and require the immediate repayment of any outstanding advances under the Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the discussion set forth in response to Item 1.01 above.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1

$350 million Five-Year Competitive Advance and Revolving Credit Facility Agreement , dated as of June 1, 2007, with Citibank, N.A., as administrative agent and swingline lender and JPMorgan Chase Bank, N.A., as syndication agent for the lenders

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Capital Group Inc.

Date: June 4, 2007	By:	/s/ Gregory A. Frost
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1

$350 million Five-Year Competitive Advance and Revolving Credit Facility Agreement , dated as of June 1, 2007, with Citibank, N.A., as administrative agent and swingline lender and JPMorgan Chase Bank, N.A., as syndication agent for the lenders